                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                           AMR CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

Donald J. Carty
Chairman, President, and CEO

April 23, 2001

Dear Stockholder,

I am pleased to invite you to the annual meeting of stockholders of AMR Corporation to be held again this year at the American Airlines Training & Conference Center, Flagship Auditorium, 4501 Highway 360 South, Fort Worth, Texas, on Wednesday, May 16, 2001, at 10:00 A.M., Central Daylight Time. Details regarding admission to the annual meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. A form of proxy is also enclosed with this letter.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. As in the past, registered stockholders can vote their shares by using a toll-free telephone number or the Internet. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided.

We hope that those of you who plan to attend the annual meeting will join us beforehand for refreshments. If you plan to attend, please mark the appropriate box when voting, and bring the admission ticket that is printed on, or included with, the proxy card. For your convenience, a map of the area and directions to the American Airlines Training & Conference Center are provided on the last page of the Proxy Statement and on the admission ticket.

Sincerely,

/s/ Donald J. Carty

    P.O. BOX 619616, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9616

                                      AMR
    P.O. BOX 619616, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9616

                      ------------------------------------

               OFFICIAL NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      ------------------------------------

      The annual meeting of stockholders of AMR Corporation will be held at the American Airlines Training & Conference Center, Flagship Auditorium, 4501 Highway 360 South, Fort Worth, Texas, on Wednesday, May 16, 2001, at
10:00 A.M., Central Daylight Time, for the purpose of considering and acting upon the following:

    (1) the election of directors;

    (2) ratification of the selection of Ernst & Young LLP as independent auditors for the Corporation for the year 2001;

    (3) a stockholder proposal relating to the location of annual meetings;

    (4) a stockholder proposal relating to the Board of Directors; and

such other matters as may properly come before the meeting or any adjournments thereof.

      Only stockholders of record at the close of business on March 19, 2001, will be entitled to attend or to vote at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Charles D. MarLett

                                          Charles D. MarLett
                                          CORPORATE SECRETARY

April 23, 2001

      IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU MUST HAVE AN ADMISSION TICKET (PRINTED ON, OR INCLUDED WITH, THE PROXY CARD) OR OTHER PROOF OF SHARE OWNERSHIP (FOR EXAMPLE, A RECENT STATEMENT FROM YOUR BROKER). IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET.

                               TABLE OF CONTENTS

IMPORTANT INFORMATION CONCERNING ACCESS TO PROXY MATERIALS
AND AMR'S ANNUAL REPORT VIA THE INTERNET................ 1

ABOUT THE MEETING......................................... 1
       WHAT IS THE PURPOSE OF THE ANNUAL MEETING?......... 1
       HOW ARE VOTES COUNTED?............................. 1
       WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE
      MEETING?............................................ 1
       WHO IS ENTITLED TO VOTE?........................... 2
       HOW DO I VOTE?..................................... 2
       HOW DO I VOTE USING THE INTERNET?.................. 2
       HOW DO I VOTE BY TELEPHONE?........................ 2
       HOW DO I VOTE BY MAIL?............................. 2
       WHEN WILL INTERNET AND TELEPHONE VOTING CLOSE?..... 2
       CAN I CHANGE MY VOTE AFTER I HAVE VOTED?........... 3
       WHO CAN ATTEND THE MEETING?........................ 3
       WHERE IS THE MEETING?.............................. 3

PROPOSAL 1--ELECTION OF DIRECTORS......................... 4

NOMINEES FOR ELECTION AS DIRECTORS........................ 4
       Board Committees................................... 8
       Board and Committee Meetings and Attendance........ 9
       Compensation of Directors.......................... 9
       Other Matters..................................... 10

OWNERSHIP OF SECURITIES.................................. 11
       Securities Owned by Directors and Officers........ 11
       Securities Owned by Certain Beneficial Owners..... 13

EXECUTIVE COMPENSATION................................... 14
       Summary Compensation Table........................ 14
       LTIP Payouts...................................... 15
       All Other Compensation............................ 16
       Stock Options Granted............................. 17
       Stock Option Exercises and December 31, 2000 Stock
      Option Value....................................... 18
       Long Term Incentive Plan Awards................... 19
       Pension Plan...................................... 20
       Pension Plan Table................................ 20

CORPORATE PERFORMANCE.................................... 21
       Cumulative Total Returns on $100 Investment on
      December 31, 1995.................................. 21

OTHER MATTERS INVOLVING EXECUTIVE OFFICERS............... 22
       Executive Termination Benefits Agreements/Employment
      Agreements......................................... 22

AUDIT COMMITTEE REPORT................................... 23

COMPENSATION COMMITTEE REPORT............................ 24
       Overall Policy.................................... 24
       Discussion........................................ 24

PROPOSAL 2--SELECTION OF AUDITORS........................ 27

PROPOSAL 3--STOCKHOLDER PROPOSAL RELATING TO THE LOCATION OF
ANNUAL MEETINGS.......................................... 27

PROPOSAL 4--STOCKHOLDER PROPOSAL RELATING TO THE BOARD OF
DIRECTORS................................................ 28

OTHER MATTERS............................................ 30

ADDITIONAL INFORMATION................................... 30
       Stockholder Proposals/Nominations................. 30

CHARTER OF THE AUDIT COMMITTEE OF AMR CORPORATION... Exhibit
A
DIRECTIONS TO THE AMERICAN AIRLINES TRAINING & CONFERENCE
CENTER........................................... Back Cover

                                      AMR
    P.O. BOX 619616, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9616

                      ------------------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 2001

      This statement and the form of proxy are being mailed to stockholders on or around April 23, 2001, in connection with a solicitation of proxies by the Board of Directors of AMR Corporation for use at the annual meeting of stockholders to be held on May 16, 2001.

         IMPORTANT INFORMATION CONCERNING ACCESS TO PROXY MATERIALS AND
                AMR CORPORATION'S ANNUAL REPORT VIA THE INTERNET

      This proxy statement is available on AMR Corporation's Internet Web site at http://www.amrcorp.com/2001proxy/index.html. The 2000 AMR Corporation annual report is available at http://www.amrcorp.com/ar2000/index.html. In the future, most stockholders can elect to view proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Choosing this option will save the Corporation the cost of producing and mailing these annual meeting materials.

      There are several ways to elect to access future annual meeting materials electronically. If your shares are registered directly in your name with AMR's transfer agent, First Chicago Trust Co., a Division of Equiserve, you can elect this option by following the instructions provided when voting via the Internet or by going to the Web site http://www.econsent.com/amr and consenting to electronic delivery of the annual meeting materials. If you hold your AMR stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future annual meeting materials over the Internet. Most stockholders who hold their AMR stock through a bank, broker or other holder of record and who elect electronic access will receive an e-mail message next year containing the Internet address to use to access AMR's proxy statement and annual report.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

      The purpose of the annual meeting of AMR Corporation ("AMR" or the "Corporation") is to allow you to act upon matters which are outlined in the accompanying notice. These matters include the election of directors, the ratification of the selection of the Corporation's independent auditors and the consideration of two proposals that have been submitted by stockholders. Also, the Corporation's management will report on the performance of the Corporation during 2000.

HOW ARE VOTES COUNTED?

      Directors of the Corporation are elected by a plurality of the votes cast at the annual meeting. The other three matters submitted to a vote of the stockholders will be determined by a majority of the votes cast. Abstentions from voting (including broker non-votes) are not counted as votes cast and thus will have no impact on the outcome of the voting.

WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE MEETING?

      AMR will pay the cost of this solicitation. In addition to using regular mail, proxies may be solicited by directors, officers, employees or agents of the Corporation or its subsidiaries, in person or by telephone, facsimile or other means of electronic communication. AMR will also request brokers or nominees who hold common stock in their names to forward proxy materials to the beneficial owners of such stock at the Corporation's expense. To aid in the solicitation of proxies, the Corporation has retained D. F. King & Co., Inc., a firm of professional proxy solicitors, at an estimated fee of $14,000 plus reimbursement of normal expenses.

WHO IS ENTITLED TO VOTE?

      Stockholders of record at the close of business on the record date, March 19, 2001, are the only ones entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date. On March 19, 2001, the Corporation had outstanding 153,626,368 shares of common stock. Each stockholder will be entitled to one vote in person or by proxy for each share of stock held.

HOW DO I VOTE?

      You have four voting options:

     - In person at the annual meeting

     - Internet

     - Telephone

     - Mail

HOW DO I VOTE USING THE INTERNET?

      You can vote on the Internet at the Web site address shown on your proxy card. The Internet voting procedure is designed to authenticate your identity and allow you to vote your shares. It will also confirm that your instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of Internet voting will depend on the voting process of the bank or broker. Please follow the Internet voting instructions found on the form you receive from your bank or broker.

      IF YOU ELECT TO VOTE USING THE INTERNET YOU MAY INCUR TELECOMMUNICATION AND INTERNET ACCESS CHARGES FOR WHICH YOU ARE RESPONSIBLE.

HOW DO I VOTE BY TELEPHONE?

      You can vote by telephone using the telephone number shown on your proxy card. The telephone voting procedure is designed to authenticate your identity and allow you to vote your shares. It will also confirm that your instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone voting will depend on the voting process of the bank or broker. Please follow the telephone voting instructions found on the form you receive from your bank or broker.

HOW DO I VOTE BY MAIL?

      You can vote by mail by completing, signing and returning the enclosed proxy card in the postage paid envelope provided. The shares will be voted in accordance with your directions provided on the proxy card.

WHEN WILL INTERNET AND TELEPHONE VOTING CLOSE?

      The Internet voting facilities will close at 5:00 P.M., Central Daylight Time, on May 15, 2001. The telephone voting facilities will be available for you until the annual meeting begins at 10:00 A.M., Central Daylight Time, on May 16, 2001.

CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

      Yes, even after you have submitted your proxy, you may change your vote at any time before the annual meeting by filing with the Corporate Secretary of the Corporation a notice of revocation, a properly executed, later-dated proxy, or by attending and voting your shares at the meeting.

WHO CAN ATTEND THE MEETING?

      Stockholders as of the record date, or their duly appointed proxies, may attend the meeting. One guest may accompany each stockholder. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 A.M., Central Daylight Time in the reception area outside the Flagship Auditorium. The doors to the Flagship Auditorium will be opened at 9:45 A.M., Central Daylight Time.

      IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU MUST HAVE AN ADMISSION TICKET. THIS TICKET IS PRINTED ON, OR INCLUDED WITH, THE PROXY CARD. IF YOU DO NOT HAVE AN ADMISSION TICKET, YOU MUST HAVE SOME OTHER PROOF OF SHARE OWNERSHIP (FOR EXAMPLE, A RECENT STATEMENT FROM YOUR BROKER).

WHERE IS THE MEETING?

      The annual meeting of stockholders of AMR Corporation will be held at the American Airlines Training & Conference Center ("AATCC"), Flagship Auditorium, on Wednesday, May 16, 2001, 10:00 A.M., Central Daylight Time. AATCC is located at 4501 Highway 360 South, Fort Worth, Texas. A map of the area and directions to AATCC can be found on the last page of the Proxy Statement and on the admission ticket.

                       PROPOSAL 1--ELECTION OF DIRECTORS

      It is proposed that ten directors be elected at the meeting, to serve until the next annual election.

      Unless otherwise indicated, all proxies that authorize the persons named therein to vote for the election of directors will be voted for the election of the nominees listed below. If any nominee is not available for election as a result of unforeseen circumstances, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee, if any, as the Board of Directors may propose.

                       NOMINEES FOR ELECTION AS DIRECTORS

      Each of the nominees for election as a director has furnished to the Corporation the following information with respect to principal occupation or employment and principal business directorships, as of March 19, 2001. Each nominee is also a director of American Airlines, Inc. ("American").

    ----------------------------------------------------------------------------------

                          DAVID L. BOREN (Age 59)
                          First elected a director in 1994
                          President, University of Oklahoma, Norman, Oklahoma since
                          1994; educational institution. From 1979 through 1994, Mr.
          [PHOTO]         Boren was a United States Senator for Oklahoma. From 1975
                          through 1979, he was the Governor of Oklahoma. He is also a director of Phillips Petroleum Company; Texas Instruments,
                          Inc.; Torchmark Corporation and Waddell & Reed, Inc.

    ----------------------------------------------------------------------------------

                          EDWARD A. BRENNAN (Age 67)
                          First elected a director in 1987
                          Retired Chairman, President and Chief Executive Officer of
                          Sears, Roebuck and Co., Chicago, Illinois; merchandising.
                          Mr. Brennan retired from Sears, Roebuck & Co. in 1995. Prior
          [PHOTO]         to his retirement, he had been associated with Sears for 39 years. He is also a director of Allstate Corporation; Exelon
                          Corporation; Dean Foods Company; Minnesota Mining and
                          Manufacturing Company and Morgan Stanley Dean Witter & Co.

    ----------------------------------------------------------------------------------

    ----------------------------------------------------------------------------------

                          DONALD J. CARTY (Age 54)
                          First elected a director in 1998
                          Chairman, President and Chief Executive Officer of the
                          Corporation and American, Fort Worth, Texas since May 1998;
                          air transportation. Mr. Carty became an Executive Vice
          [PHOTO]         President of the Corporation and American in 1989 and was
                          named the President of American in 1995. He is also a
                          director of Brinker International, Inc. and Dell Computer
                          Corporation.

    ----------------------------------------------------------------------------------

                          ARMANDO M. CODINA (Age 54)
                          First elected a director in 1995
                          Chairman of the Board and Chief Executive Officer, Codina
                          Group, Inc., Coral Gables, Florida since 1979; real estate
          [PHOTO]         investments, development and construction, property
                          management and brokerage services. Mr. Codina is also a
                          director of BellSouth Corporation; FPL Group, Inc.; The
                          Quaker Oats Company and Winn Dixie Stores, Inc.

    ----------------------------------------------------------------------------------

                          EARL G. GRAVES (Age 66)
                          First elected a director in 1995
                          Chairman and Chief Executive Officer, Earl G. Graves,
                          Limited, New York, New York since 1970; communications and publishing (including publication of BLACK ENTERPRISE
                          magazine). Since 1998, Mr. Graves has been General Partner
          [PHOTO]         of Black Enterprise/Greenwich Street Corporate Growth
                          Partners, L.P. and Chairman Emeritus of Pepsi-Cola of
                          Washington, D.C., L.P., a Pepsi-Cola bottling franchise. He is also a director of Aetna Inc.; DaimlerChrysler AG;
                          Federated Department Stores, Inc. and Rohm and Haas Company.

    ----------------------------------------------------------------------------------

    ----------------------------------------------------------------------------------

                          ANN MCLAUGHLIN KOROLOGOS (Age 59)
                          First elected a director in 1990
                          Chairman Emeritus of The Aspen Institute, Washington, D.C.
                          and Aspen, Colorado since August, 2000, Chairman from 1996 to 2000 and Vice-Chairman from 1993 to 2000; international nonprofit educational and public policy organization. Mrs.
                          Korologos has been Senior Advisor for Benedetto Gartland &
                          Co. since 1996 and was President of the Federal City
          [PHOTO]         Council, Washington, D.C. from 1990 to 1995. She was United
                          States Secretary of Labor from 1987 to 1989. She is also a director of Donna Karan International, Inc.; Fannie Mae;
                          Harman International Industries, Inc.; Host Marriott
                          Corporation; Kellogg Company; Microsoft Corporation and
                          Vulcan Materials, Inc. In May 2001, she will retire as a
                          director of Nordstrom, Inc.

    ----------------------------------------------------------------------------------

                          MICHAEL A. MILES (Age 61)
                          First elected a director in 2000
                          Special Limited Partner since 1995 of Forstmann Little &
                          Co.; investment banking. Mr. Miles is also a director of
          [PHOTO]         Allstate Corporation; AOL Time Warner Inc.; Community Health
                          Systems, Inc.; Dell Computer Corporation; Exult, Inc.; The
                          Interpublic Group of Companies, Inc.; Morgan Stanley Dean
                          Witter & Co. and Sears, Roebuck and Co.

    ----------------------------------------------------------------------------------

                          PHILIP J. PURCELL (Age 57)
                          First elected a director in 2000
                          Chairman and Chief Executive Officer, Morgan Stanley Dean
          [PHOTO]         Witter & Co., New York, New York since May 1997; financial services. From 1986 to May, 1997, Mr. Purcell was Chairman and Chief Executive Officer of Dean Witter Discover & Co.

    ----------------------------------------------------------------------------------

    ----------------------------------------------------------------------------------

                          JOE M. RODGERS (Age 67)
                          First elected a director in 1989
                          Chairman, The JMR Group, Nashville, Tennessee since 1984;
                          investment company. From 1985 through 1989, Mr. Rodgers was the United States Ambassador to France. He is also a
          [PHOTO]         director of Gaylord Entertainment Company; Lafarge
                          Corporation; Medical Properties of America, Inc.; SunTrust
                          Bank, Nashville, N.A.; Thomas Nelson, Inc.; Towne Services,
                          Inc. and Tractor Supply Company.

    ----------------------------------------------------------------------------------

                          JUDITH RODIN (Age 56)
                          First elected a director in 1997
                          President, University of Pennsylvania, Philadelphia,
                          Pennsylvania since 1994; educational institution. Before
                          assuming the Presidency at the University of Pennsylvania,
                          Dr. Rodin served on the faculty of Yale University from
                          1972, as Dean of the Graduate School of Arts and Sciences
          [PHOTO]         from 1991 to 1992, and as Provost from 1992 to 1994. Dr.
                          Rodin also holds positions on the faculty of the University of Pennsylvania as Professor of Psychology in the School of
                          Arts and Sciences, as Professor of Medicine and Psychiatry
                          in the School of Medicine, and as Chair of the Fox
                          Leadership Program. She is also a director of Aetna Inc. and
                          Electronic Data Systems Corporation.

    ----------------------------------------------------------------------------------

      A plurality of the votes cast is necessary for the election of a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

                                 BOARD COMMITTEES

         COMMITTEE NAME AND MEMBERS                         COMMITTEE FUNCTIONS

AUDIT                                          o  Recommends the selection of independent
Ann McLaughlin Korologos, Chairman                auditors
Armando M. Codina                              o  Reviews:
Charles H. Pistor, Jr.                         -  the scope and results of the annual audit
Joe M. Rodgers                                    (including the independent auditors'
Judith Rodin                                      assessment of internal controls)
                                               -  quarterly information with representatives
                                                  of management and the independent auditors
                                               -  the Corporation's consolidated financial
                                                  statements
                                               -  the Committee's charter on an annual basis
                                               -  the scope of non-audit services provided
                                                  by the independent auditors
                                               -  other aspects of the relationship with the
                                                  independent auditors, including a letter
                                                  on the independence of the auditors
EXECUTIVE                                      o  May exercise all the powers and authority
Donald J. Carty, Chairman                      of the Board in the management of the
David L. Boren                                    business and affairs of the Corporation,
Earl G. Graves                                    with the exception of such powers and
Michael A. Miles                                  authority as are specifically reserved to
Philip J. Purcell                                 the Board
GOVERNANCE                                     o  Reviews the governance procedures of the
Edward A. Brennan, Chairman                       Corporation to ensure that the best long
David L. Boren                                    term interests of all stockholders are
Earl G. Graves                                    being considered
Ann McLaughlin Korologos                       o  Evaluates the performance of the Board
Philip J. Purcell

COMPENSATION / NOMINATING                      o  Makes recommendations with respect to the
Edward A. Brennan, Chairman                       compensation and benefit programs for the
Armando M. Codina                                 officers and directors of the Corporation
Michael A. Miles                                  and its subsidiaries
Charles H. Pistor, Jr.                         o  Recommends candidates for officer
Joe M. Rodgers                                 positions and reviews with the Chief
Judith Rodin                                      Executive Officer succession planning for
                                                  senior positions within the Corporation
                                                  and its subsidiaries
                                               o  Makes recommendations with respect to
                                                  assignments to Board committees and
                                                  recommends suitable candidates for
                                                  election to the Board. The Committee will
                                                  consider nominees for election recommended
                                                  by stockholders. See page 30 for
                                                  additional information on the submission
                                                  of such nominations.

BOARD AND COMMITTEE MEETINGS AND ATTENDANCE

      The Board of Directors had eight regular meetings and six meetings by telephone conference in 2000.

      The Audit Committee, composed entirely of outside directors, met seven times during 2000 with the Corporation's independent auditors, representatives of management and the internal audit staff. The Executive Committee met once during 2000. The Governance Committee, composed entirely of outside directors, met once in 2000 (including a meeting with the other non-employee directors of the Board outside the presence of Mr. Carty). The Compensation/Nominating Committee, composed entirely of outside directors, met eight times in 2000.

      In 2000 each director attended at least 75% of the Board meetings and Committee meetings of which he/she was a member.

      In 2000 no member of the Audit Committee or Compensation/Nominating Committee (i) was a current or former employee or officer of the Corporation or any of its affiliates or (ii) had any interlocking relationship with any other corporation that requires specific disclosure.

COMPENSATION OF DIRECTORS

CASH/DEFERRED COMPENSATION

      Outside directors of the Corporation receive an annual retainer of $20,000 for service on the Board of Directors, an annual retainer of $1,500 for service on a standing Committee of the Board (generally each director serves on two committees) and $1,000 for attending, or otherwise participating in, a Board or Committee meeting (provided, the maximum payment for meeting attendance is $1,000 per day, regardless of the number of meetings actually attended in one day). Directors may defer payment of all or any part of these retainers and fees pursuant to two deferral plans. Under the first of these deferral plans, the Corporation will pay interest on the amount deferred at the prime rate from time to time in effect at J. P. Morgan Chase & Co. Under the second deferral plan, compensation deferred during any calendar month is converted into stock equivalent units by dividing the total amount of deferred compensation by the average fair market value (as defined in the Corporation's 1998 Long Term Incentive Plan, as amended (the "LTIP")) of the Corporation's common stock during such month. At the end of the deferral period, the Corporation will pay to the director an amount in cash equal to the number of accumulated stock equivalent units multiplied by the average fair market value of the Corporation's common stock during the month in which the deferral period terminates. Messrs. Brennan, Codina and Purcell and Dr. Rodin have elected to defer their cash compensation for services on the Board. Each has elected to defer their cash compensation pursuant to the stock equivalent unit program.

EQUITY

      Under the 1994 Directors Stock Incentive Plan, as amended (the "SIP"), outside directors each receive an annual award of 1,422 deferred shares of the Corporation's common stock. These shares will generally be delivered to the director within six months after the director ceases to be a member of the Board.

      Pursuant to the SIP, the Corporation provides directors who were elected after May 15, 1996, an annual grant of 711 additional deferred shares of the Corporation's common stock. This additional grant is in lieu of their participation in a pension plan (described below under "Other"). These shares will generally be distributed to the director within six months after the director ceases to be a member of the Board. Messrs. Miles and Purcell and Dr. Rodin each receive this additional grant.

      In 1999 the Corporation adopted a Stock Appreciation Rights Plan for outside directors (the "SAR Plan"). Under the SAR Plan, each outside director receives an annual award of 1,185 stock appreciation rights ("SARs"). SARs entitle the director upon exercise to receive in cash the excess of the fair market value of the Corporation's common stock over the stock's fair market value as of the SARs grant date. The SARs vest 100% on the first anniversary of their grant and expire on the tenth anniversary of their grant. The SARs may be exercised only during certain defined "window" periods (generally, the 20 business days following the Corporation's release of quarterly earnings).

OTHER

      The Corporation provides directors who were elected on or before May 15, 1996, a pension benefit equal to 10% of the director's fees and retainers from the Corporation for his or her last twelve months of service on the Board, multiplied by the number of years of service on the Board, up to a maximum of $20,000 per year. The pension benefit will be paid until the later to die of the director or the director's spouse. In 1998 the Corporation adopted a split-dollar life insurance program for those directors who participate in the directors' pension plan. The split-dollar life insurance program is an estate planning program pursuant to which the Corporation purchases a life insurance policy for the director. This insurance policy is purchased with the funds that would have been used to provide the director's pension benefit. After five years, the Corporation recovers the cost of such insurance from the policy's then existing cash value. Having recovered its investment in the policy, the Corporation no longer retains an interest in it, and the policy is then for the sole benefit of the director. If a director elects to participate in the split-dollar life insurance program, the director does not receive the pension payment.

      An outside director, an outside director's spouse or companion, and an outside director's dependent children are provided transportation on American and reimbursement for federal income taxes incurred thereon. The cost of such transportation for each outside director in 2000, including the reimbursement obligation for income tax liability, was as follows: David L. Boren $4,396; Edward A. Brennan $22,736; Armando M. Codina $36,515; Earl G. Graves $42,626; Ann McLaughlin Korologos $17,251; Michael A. Miles $3,113; Charles H. Pistor, Jr. $8,812; Philip Purcell $32,066; Joe M. Rodgers $6,278 and Judith Rodin $50,817. Mr. Carty, as an employee of American, pays service charges for his use of employee travel privileges. These service charges are equal to those paid by all other employees.

OTHER MATTERS

      During 2000, American advertised in, and sponsored an event hosted by, BLACK ENTERPRISE magazine. Mr. Graves is Chairman of the Board and Chief Executive Officer of Earl G. Graves, Limited, which publishes that magazine.

      The University of Oklahoma provides meteorological information services to American. Mr. Boren is President of the University of Oklahoma.

      During 2000, the law firm of Gibson, Dunn & Crutcher performed legal services for American. Martin B. McNamara is a partner of the firm and is the husband of Anne H. McNamara, Senior Vice President and General Counsel of the Corporation. Also, during 2000 the law firm of Holland & Knight performed legal services for American. John M. Hogan is a partner of the firm and is the brother of Ms. McNamara.

      In 2000, American and other subsidiaries of the Corporation purchased a variety of services from Sabre Inc., a subsidiary of Sabre Holdings Corporation ("Sabre"). In March 2000, the Corporation distributed its shares of Sabre to the Corporation's stockholders by means of a stock dividend (the "Spin-Off"). Through and including the date of the Spin-Off, Gerard J. Arpey, Executive Vice President of the Corporation and Executive Vice President Operations at American, Anne H. McNamara and Donald J. Carty were each a director of Sabre. In addition, Mr. Carty served as Chairman of the Board of Sabre from May 1998 through and including the date of the Spin-Off. Messrs. Arpey and Carty and Ms. McNamara resigned as directors of Sabre on the date of the Spin-Off.
Messrs. Kelly and Brennan also served as directors of Sabre. Mr. Kelly left the Sabre Board of Directors when his term expired in May 2000. Mr. Brennan ceased to be a director of Sabre in September 2000.

      In 2000, Morgan Stanley Dean Witter & Co. provided financial services to the Corporation. Mr. Purcell is Chairman and Chief Executive Officer of Morgan Stanley Dean Witter & Co.

                            OWNERSHIP OF SECURITIES

SECURITIES OWNED BY DIRECTORS AND OFFICERS

      As of March 19, 2001, each director and nominee for director, the executive officers named in the Summary Compensation Table, and all directors and executive officers, as a group, owned, or had been granted rights to, under the stock based compensation or deferral plans of the Corporation, shares of, or stock equivalent units or stock appreciation rights of, the Corporation's common stock as indicated in the table below (the share amounts below reflect appropriate adjustments to account for the Spin-Off):

                                                         AMR CORPORATION
NAME                                                      COMMON STOCK     PERCENT OF CLASS
----                                                     ---------------   ----------------
David L. Boren (1) (6).................................        10,826          *
Edward A. Brennan (2) (6)..............................        41,034          *
Donald J. Carty (3)....................................     2,586,622             1.7%
Armando M. Codina (2) (6)..............................        17,814          *
Earl G. Graves (1) (6).................................        12,026          *
Dee J. Kelly (1) (4) (6)...............................        12,767          *
Ann McLaughlin Korologos (1) (6).......................        14,174          *
Michael A. Miles.......................................         5,000          *
Charles H. Pistor, Jr. (1) (6).........................        15,374          *
Philip J. Purcell (2) (6)..............................        15,053          *
Joe M. Rodgers (1) (5) (6).............................        13,374          *
Judith Rodin (2) (6)...................................        14,094          *
Robert W. Baker (7)....................................     1,314,047          *
Michael W. Gunn (8)....................................       607,244          *
Gerard J. Arpey (9)....................................       643,505          *
Daniel P. Garton (10)..................................       610,325          *
Directors and executive officers as a group
  (25 persons) (11)....................................     7,871,549             5.1%

------------------------------

*   Percentage does not exceed 1% of the total outstanding class.

(1) Includes deferred shares granted under the SIP to Messrs. Boren, Graves, Kelly, Pistor, Rodgers and Mrs. Korologos of 8,056, 8,056, 7,582, 9,004, 9,004 and 9,004, respectively. Such shares will be delivered to the director within six months after the director ceases to be a member of the Board. See "Compensation of Directors" on pages 9 and 10 for further information on the deferred shares.

(2) For Messrs. Brennan, Codina, Purcell and Dr. Rodin, includes deferred shares granted under the SIP of 9,004, 8,056, 2,133 and 6,398, respectively and stock equivalent units (which are the economic equivalent of a share of stock) of 27,660, 6,388, 1,735 and 5,326, respectively. The deferred shares will be delivered to the director within six months after the director ceases to be a member of the Board. The stock equivalent units will be cashed out at the end of the deferral period. See "Compensation of Directors" on pages 9 and 10 for further information on the deferred shares and the stock equivalent units.

(3) Includes stock options for 2,070,972 shares of common stock and 475,450 shares of deferred stock granted under the LTIP. Stock options representing 881,262 shares of common stock are vested and currently exercisable. The remaining options will vest and become exercisable during the period from July 2001 through July 2005. The deferred shares are comprised of:
    (i) 72,550 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2001 through 2002; and (ii) 402,900 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60).

(4) Includes 2,000 shares of the Corporation's common stock held by Kelly Group Investors. Mr. Kelly disclaims any beneficial interest in 1,706 of such shares.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(5) Includes 2,000 shares held by JMR Investments over which Mr. Rodgers has shared voting and investment power.

(6) Includes 2,370 stock appreciation rights granted under the SAR Plan for each of Messrs. Boren, Brennan, Codina, Graves, Pistor, Rodgers, Mrs. Korologos and Dr. Rodin. Includes 1,185 stock appreciation rights granted under the SAR Plan for each of Messrs. Kelly and Purcell.

(7) Includes stock options for 892,390 shares of common stock and 412,345 shares of deferred stock granted under the LTIP. Stock options representing 478,740 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 2001 through July 2005. The deferred shares are comprised of: (i) 33,145 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2001 through 2002; and (ii) 379,200 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60).

(8) Includes stock options for 399,904 shares of common stock and 207,340 shares of deferred stock granted under the LTIP. Stock options representing 69,584 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 2001 through July 2005. The deferred shares are comprised of: (i) 24,850 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2001 through 2002; and (ii) 182,490 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60).

(9) Includes stock options for 517,930 shares of common stock and 125,575 shares of deferred stock granted under the LTIP. Stock options representing 181,068 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 2001 through July 2005. The deferred shares are comprised of: (i) 26,035 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2001 through 2002; and (ii) 99,540 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age
    60).

(10) Includes stock options for 484,750 shares of common stock and 125,575 shares of deferred stock granted under the LTIP. Stock options representing 147,888 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 2001 through July 2005. The deferred shares are comprised of: (i) 26,035 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2001 through 2002; and (ii) 99,540 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60).

(11) Includes stock options for 5,671,830 shares of the Corporation's common stock, 1,940,671 shares of deferred stock granted under the LTIP, 76,297 shares of deferred stock granted under the SIP, 21,330 stock appreciation rights granted under the 2000 SAR Plan and 41,109 stock equivalent units. Stock options representing 2,127,455 shares of common stock are vested and currently exercisable. The remaining options will vest during the period from July 2001 through November 2005. The deferred shares are comprised of:
    (i) 347,471 Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 2001 through 2002; (ii) 1,564,200 Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60); and (iii) 29,000 deferred shares that are scheduled to vest during the period May 2003 through November 2005.

      Holders of unvested options, deferred shares under the LTIP or the SIP, stock appreciation rights and stock equivalent units do not have voting or dispositive power with regard to such shares.

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS

      The following firms have informed the Corporation that they were the beneficial owners of more than 5% of the Corporation's outstanding common stock at December 31, 2000:

NAME AND ADDRESS OF BENEFICIAL OWNER                          AMOUNT HELD       PERCENT OF CLASS
------------------------------------                          ------------      ----------------
Capital Research and Management Company ....................  10,896,300(1)            7.17%
  333 South Hope Street
  Los Angeles, California 90071

PRIMECAP Management Company ................................  22,941,050(2)           15.09%
  225 South Lake Avenue, Suite 400
  Pasadena, California 91101

Vanguard Primecap Fund .....................................  13,477,800(3)            8.87%
  P.O. Box 2600 VM #V34
  Valley Forge, Pennsylvania 19482

------------------------------

(1) Capital Research and Management Company filed a Schedule 13G in which it disclaims beneficial ownership in all 10,896,300 shares over which it has sole dispositive power.

(2) PRIMECAP Management Company filed a Schedule 13G that indicates that it beneficially owns, and has sole dispositive power over, 22,941,050 shares and has sole voting power over 3,845,250 shares of the Corporation's common stock.

(3) Vanguard Primecap Fund filed a Schedule 13G that indicates it beneficially owns, and has sole voting and shared dispositive power over, 13,477,800 shares of the Corporation's common stock.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

      The following Summary Compensation Table sets forth the compensation for the past three years paid to: (i) the individuals who, as of December 31, 2000, were the four most highly compensated executive officers of the Corporation (other than the Chief Executive Officer) whose aggregate current remuneration exceeded $100,000; and (ii) the Chief Executive Officer of the Corporation (collectively, the "named executive officers").

                                                                                 LONG TERM COMPENSATION
                                                                                  AWARDS
    NAME                                   ANNUAL COMPENSATION                         SECURITIES
     AND                                                  OTHER ANNUAL    RESTRICTED   UNDERLYING    PAYOUTS     ALL OTHER
  PRINCIPAL                                               COMPENSATION    STOCK        OPTIONS/SARS   LTIP       COMPENSATION
  POSITION               YEAR      SALARY($)  BONUS($)(1)  ($)(2)         AWARDS($)(3)  (#)(4)      PAYOUTS($)(5)  ($)(6)
 Carty                    2000     772,500    1,351,875           0           0         375,000     1,943,696       3,340
                          1999     759,375           0       65,529           0         355,500     3,942,197       3,340
                          1998     700,417    1,072,781           0           0         733,752     3,488,121      16,721
 Baker                    2000     608,214     690,000            0           0         307,000       734,285      16,915
                          1999     576,755           0            0           0          94,800     2,306,620      15,329
                          1998     560,825     560,000            0           0          59,250     2,048,712      18,074
 Gunn                     2000     485,310     552,000            0           0         307,000       431,933      10,236
                          1999     454,363           0            0           0          49,296     1,081,180      11,404
                          1998     435,967     404,000            0           0          30,810       941,173      11,404
 Arpey                    2000     485,209     552,000            0           0         307,000       518,319       4,171
                          1999     420,377           0            0           0          52,140     1,600,512       4,171
                          1998     382,833     367,000            0           0          33,180       937,373       4,171
 Garton                   2000     485,132     552,000            0           0         307,000       518,319       8,391
                          1999     408,443           0            0           0          52,140     1,593,494       8,391
                          1998     361,667     367,000            0           0          33,180       923,337       8,391

Carty                          =   Donald J. Carty: Chairman, President, and Chief Executive
                                   Officer of the Corporation and American

Baker                          =   Robert W. Baker: Vice Chairman of the Corporation and
                                   American

Gunn                           =   Michael W. Gunn: Executive Vice President of the Corporation
                                   and Executive Vice President Marketing and Planning of
                                   American

Arpey                          =   Gerard J. Arpey: Executive Vice President of the Corporation
                                   and Executive Vice President Operations of American

Garton                         =   Daniel P. Garton: Executive Vice President of the
                                   Corporation and Executive Vice President Customer Service of
                                   American

                                               (SEE NEXT 2 PAGES FOR FOOTNOTES.)

----------------------------

(1) Amount shown for 2000 represents payments made in 2001 for 2000 services. No payments were made in 2000 under American's 1999 Incentive Compensation Plan because American's performance failed to satisfy the performance measurements under that Plan. Amounts shown for 1998 represent payments made in 1999 for 1998 services. Any payments were made pursuant to American's Incentive Compensation Plan. See the Compensation Committee Report at pages 24 to 26 for further information on the Incentive Compensation Plan.

(2) In 1999, $47,200 of this amount represented reimbursement of expenses for financial planning services.

(3) The following table sets forth certain information concerning restricted stock awards:

          RESTRICTED STOCK; TOTAL SHARES AND VALUE
------------------------------------------------------------
                                           AGGREGATE MARKET
                        TOTAL NUMBER OF        VALUE
                        RESTRICTED         OF RESTRICTED
                          SHARES              SHARES
                          HELD AT             HELD AT
    NAME                FY-END(#)(A)       FY-END($)(B)
---------------------   ----------------   -----------------
Carty                       475,450           18,631,697
Baker                       412,345           16,158,770
Gunn                        207,340            8,125,136
Arpey                       125,575            4,920,970
Garton                      125,575            4,920,970

    (A) For the named executive officers these amounts consist of: (i) shares of deferred common stock issued under the LTIP which vest at retirement (Career Equity Shares); and (ii) shares of deferred common stock issued under the LTIP which vest upon the Corporation's attainment of predetermined cash flow objectives over a three-year performance period (Performance Shares). See the related discussions of Career Equity Shares and Performance Shares in the Compensation Committee Report at pages 24 to 26. Certain of these share amounts have been adjusted to reflect the impact of the Spin-Off.

    (B) These amounts are based on the closing price of the Corporation's common stock of $39.1875 on the New York Stock Exchange ("NYSE") on
       December 31, 2000.

(4) These amounts represent options for shares of the Corporation's common stock which were granted in 1998, 1999 and 2000. Certain of these share amounts have been adjusted to reflect the impact of the Spin-Off.

(5) For 1998, this amount represents performance returns paid in 1998 and a payout of cash in exchange for Performance Shares issued under the Corporation's 1996-1998 Performance Share Plan. For 1999, this amount represents performance returns paid in 1999 and a payout of cash in exchange for Performance Shares issued under the Corporation's 1997-1999 Performance Share Plan. For 2000, this amount represents a payout of cash in exchange for Performance Shares issued under the Corporation's 1998-2000 Performance Share Plan. Performance return payments in 1999 were paid at half their 1998 level and were eliminated in their entirety in 2000.

                                    LTIP PAYOUTS
-------------------------------------------------------------------------------------
                                   PERFORMANCE           PERFORMANCE
    NAME                 YEAR      RETURNS ($)           SHARES ($)         TOTAL ($)
Carty                     2000                0             1,943,696       1,943,696
                          1999          189,450             3,752,747       3,942,197
                          1998          378,900             3,109,221       3,488,121
Baker                     2000                0               734,285         734,285
                          1999          117,500             2,189,120       2,306,620
                          1998          235,000             1,813,712       2,048,712
Gunn                      2000                0               431,933         431,933
                          1999           38,750             1,042,430       1,081,180
                          1998           77,500               863,673         941,173
Arpey                     2000                0               518,319         518,319
                          1999           36,850             1,563,662       1,600,512
                          1998           73,700               863,673         937,373
Garton                    2000                0               518,319         518,319
                          1999           29,832             1,563,662       1,593,494
                          1998           59,664               863,673         923,337

(6) The following table sets forth information concerning all other compensation:

                           ALL OTHER COMPENSATION
----------------------------------------------------------------------------
                                   INTEREST         INSURANCE
                                   DIFFERENTIAL     PREMIUMS ($)     TOTAL
    NAME                 YEAR       ($) (A)            (B)            ($)
Carty                     2000             0            3,340         3,340
                          1999             0            3,340         3,340
                          1998             0           16,721        16,721
Baker                     2000         4,976           11,939        16,915
                          1999         3,390           11,939        15,329
                          1998         3,814           14,260        18,074
Gunn                      2000             0           10,236        10,236
                          1999             0           11,404        11,404
                          1998             0           11,404        11,404
Arpey                     2000             0            4,171         4,171
                          1999             0            4,171         4,171
                          1998             0            4,171         4,171
Garton                    2000             0            8,391         8,391
                          1999             0            8,391         8,391
                          1998             0            8,391         8,391

    (A) Represents amounts credited but not paid in the current fiscal year and consists of the above-market portion of interest (defined as a rate of interest exceeding 120% of the applicable federal long term rate, with compounding) on deferred compensation.

    (B) Represents the full amount of premiums paid under a split-dollar life insurance arrangement whereby the Corporation will recover certain premiums paid.

                             STOCK OPTIONS GRANTED

      The following table contains information about stock options granted during 2000 by the Corporation to the named executive officers. The hypothetical present values of stock options granted in 2000 are calculated under a Black-Scholes model, a mathematical formula used to value options. The actual amount, if any, realized upon the exercise of stock options will depend upon the amount by which the market price (NYSE) of the Corporation's common stock on the date of exercise exceeds the exercise price. There is no assurance that the hypothetical present values of stock options reflected in this table will actually be realized.

      If the hypothetical present values presented in this table represent the amounts actually realized upon exercise of the options, the corresponding increase in total stockholder value would be over $2.7 billion.

                 OPTIONS/SARS GRANTED IN LAST FISCAL YEAR
                            INDIVIDUAL GRANTS
                                      % OF TOTAL
                                      OPTIONS/SARS
                                      GRANTED
                                        TO                                   HYPOTHETICAL
                        SECURITIES    EMPLOYEES     EXERCISE OR               PRESENT
                        UNDERLYING      IN            BASE                    VALUE AT
                        OPTIONS/SARS  FISCAL        PRICE PER     EXPIRATION  DATE OF
    NAME                GRANTED(#)(1) YEAR(%)       SHARE($)(2)    DATE      GRANT($)(3)
Carty                     375,000         6.3         33.3750     7/24/10     5,561,250
                                0       N/A            N/A          N/A
Baker                      70,000         1.2         33.3750     7/24/10     1,038,100
                          237,000         4.0         24.3935     1/24/10     2,611,740
Gunn                       70,000         1.2         33.3750     7/24/10     1,038,100
                          237,000         4.0         24.3935     1/24/10     2,611,740
Arpey                      70,000         1.2         33.3750     7/24/10     1,038,100
                          237,000         4.0         24.3935     1/24/10     2,611,740
Garton                     70,000         1.2         33.3750     7/24/10     1,038,100
                          237,000         4.0         24.3935     1/24/10     2,611,740

------------------------------------

(1) The first number shown reflects options granted in July 2000 and the second number reflects options granted in January 2000. The number of options and the exercise price for the January grant has been adjusted to reflect the impact of the Spin-Off.

(2) Options have a term of ten years and have an exercise price equal to the average market price of the Corporation's common stock on the date of grant. They become exercisable at the rate of 20% per year over a five-year period. Upon a change in control (as described on page 22), the vesting of the options will be accelerated and all options will become immediately exercisable.

(3) The Black-Scholes model used to calculate the hypothetical values of options at the date of grant considers a number of factors to estimate the option's present value. These factors include: (i) the stock's volatility prior to the grant date; (ii) the exercise period of the option; (iii) interest rates; and (iv) the stock's expected dividend yield. The assumptions used in the valuation of the options were: stock price volatility--43.5%; exercise period--4.5 years; interest rate--6.2% for the July 2000 grants, 6.74% for the January 2000 grants; and dividend yield--0.0%.

                           STOCK OPTION EXERCISES AND
                      DECEMBER 31, 2000 STOCK OPTION VALUE

      The following table contains information about stock options exercised during 2000 by the named executive officers and the number and value of unexercised in-the-money options held at December 31, 2000. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price (NYSE) of the Corporation's common stock on the date of exercise exceeds the exercise price. There is no assurance that the values of unexercised in-the-money stock options (whether exercisable or unexercisable) reflected in this table will actually be realized.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
------------------------------------------------------------------------------------------------------
                                                      NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                           UNDERLYING               IN-THE-MONEY
                        SHARES                      UNEXERCISED OPTIONS/SARS        OPTIONS/SARS
                        ACQUIRED                        AT FY-END(#)(1)            AT FY-END($)(2)
                          ON           VALUE        ------------------------   -----------------------
    NAME                EXERCISE(#) REALIZED($)     EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
---------------------   ---------   -------------   ------------------------   -----------------------
Carty                    47,400         452,500       976,062 / 1,189,710      17,761,499 / 10,571,626
Baker                    47,400       1,003,894        478,740 /  461,050      10,961,553 /  5,847,635
Gunn                     32,706         586,676        26,450 /  377,720        283,903 /  4,731,054
Arpey                         0               0        154,998 /  384,262      3,341,575 /  4,819,163
Garton                        0               0        100,488 /  384,262      1,955,809 /  4,819,163

------------------------------------

(1) Certain of these grants have been adjusted to reflect the Spin-Off.

(2) These amounts are based on the closing price of AMR common stock of $39.1875 on the NYSE on December 31, 2000.

                        LONG TERM INCENTIVE PLAN AWARDS

      The following table contains information about long term stock awards granted in 2000. Under the LTIP, deferred shares of the Corporation's common stock (Performance Shares) may be awarded to officers and other key employees, including the named executive officers. Further information concerning Performance Shares can be found in the Compensation Committee Report (see pages 24 to 26) and in the footnotes to the Summary Compensation Table.

                        LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
---------------------------------------------------------------------------------------------------
                                                 PERFORMANCE
                                                  OR OTHER            ESTIMATED FUTURE PAYOUTS
                          NUMBER OF SHARES,      PERIOD UNTIL    UNDER NON-STOCK PRICE BASED PLANS
                               UNITS OR          MATURATION OR   ----------------------------------
    NAME                  OTHER RIGHTS(#)(1)       PAYOUT        THRESHOLD(#) TARGET(#)  MAXIMUM(#)
Carty                    37,000    Performance     12/31/02          0         37,000      64,750
                                   Shares
Baker                    13,000    Performance     12/31/02          0         13,000      22,750
                                   Shares
Gunn                     13,000    Performance     12/31/02          0         13,000      22,750
                                   Shares
Arpey                    13,000    Performance     12/31/02          0         13,000      22,750
                                   Shares
Garton                   13,000    Performance     12/31/02          0         13,000      22,750
                                   Shares

------------------------------------

(1) Performance Shares awarded to the named executive officers in 2000 were for deferred shares of the Corporation's common stock and were granted, pursuant to the LTIP, under the Performance Share Program. This program is discussed in more detail on page 26.

                                  PENSION PLAN

      American's basic pension program for management personnel consists of a fixed benefit retirement plan which complies with the Employee Retirement Income Security Act of 1974 ("ERISA") and qualifies for federal exemption under the Internal Revenue Code ("Code"). Officers of American are eligible for additional retirement benefits, to be paid by American under the Supplemental Executive Retirement Plan (the "SERP"). The SERP provides pension benefits (calculated upon the basis of final average base salary, incentive compensation payments and performance returns) to which officers of American would be entitled, but for the limit of $135,000 on the maximum annual benefit payable under ERISA and the Code and the limit on the maximum amount of compensation which may be taken into account under American's basic pension program ($170,000 for 2000).

      The following table shows typical annual benefits payable under the basic pension program and the SERP, based upon retirement in 2000 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are subject to offset for Social Security benefits.

                               PENSION PLAN TABLE

                                        ANNUAL RETIREMENT BENEFITS
 FINAL AVERAGE                          CREDITED YEARS OF SERVICE
   EARNINGS                15           20         25          30           35
     $  600,000          $150,030    $200,040   $250,050   $  300,060   $  350,070
        800,000           200,040     266,720    333,400      400,080      466,760
      1,000,000           250,050     333,400    416,750      500,100      583,450
      1,200,000           300,060     400,080    500,100      600,120      700,140
      1,400,000           350,070     466,760    583,450      700,140      816,830
      1,600,000           400,080     533,440    666,800      800,160      933,520
      1,800,000           450,090     600,120    750,150      900,180    1,050,210
      2,000,000           500,100     666,800    833,500    1,000,200    1,166,900

      As of December 31, 2000, the named executive officers had the following credited years of service (which includes any additional credited years of service awarded): Mr. Carty--25.1; Mr. Baker--33.5; Mr. Gunn--30.5;
Mr. Arpey--17.3; Mr. Garton--13.3. Benefits are shown in the above table on a single-life annuity basis.

      To recognize the loss of the annual cash performance return payment, Messrs. Carty, Baker and Gunn received an additional 1.5, 1.0 and .5 years, respectively, of credited years of service under the pension plan and the SERP for each year of employment beginning in 1999 until retirement. This additional benefit will be paid through the SERP. Beginning in 2000, Mr. Carty will receive an additional .5 year of credited service for each year of employment until attainment of age 60. This benefit was granted in lieu of a pay increase for the year 2000 and will be paid through the SERP at retirement.

                             CORPORATE PERFORMANCE

      The following graph compares the yearly change in the Corporation's cumulative total return on its common stock with the cumulative total return on the published Standard & Poor's 500 Stock Index, the cumulative total return on an index of airlines published by Standard & Poor's and an index comprised of ten major airlines, in each case over the preceding five-year period. The Corporation believes that while total stockholder return is an INDICATOR OF CORPORATE PERFORMANCE, it is subject to the vagaries of the market.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                         S & P AIRLINES**   AMR    S & P 500  MAJOR TEN AIRLINES***
1995                                               100.00  100.00     100.00                 100.00
1996                                               109.64  118.69     122.68                 120.52
1997                                               184.49  173.06     163.29                 200.93
1998                                               178.46  159.93     209.57                 166.03
1999                                               177.01  180.47     253.34                 159.50
2000                                               263.69  236.04     230.46                 204.50
                                                                                                     CUMULATIVE TOTAL RETURNS*
ON $100 INVESTMENT ON DECEMBER 31, 1995

----------------------------

* Defined as stock price appreciation plus dividends paid assuming reinvestment of dividends.

** Standard & Poor's Airline Index includes American Airlines, Delta Air Lines, Southwest Airlines and US Airways.

*** Major Ten Airlines is an index of American Airlines, Alaska Air, America
    West, Continental Airlines, Delta Air Lines, Northwest Airlines, Southwest Airlines, Trans World Airlines, United Airlines, and US Airways weighted by year-end market capitalization.

                   OTHER MATTERS INVOLVING EXECUTIVE OFFICERS

EXECUTIVE TERMINATION BENEFITS AGREEMENTS/EMPLOYMENT AGREEMENTS

      The Corporation has executive termination benefits agreements (the "Agreements") with 14 officers of American, including all of the named executive officers. The benefits provided by the Agreements are triggered by the termination of the individual who is a party to an Agreement: (i) within two years following a change in control of the Corporation, if the individual's employment with the Corporation is terminated other than for cause or if the individual terminates his or her employment with "good reason"; or (ii) within the 30 day period immediately following the first anniversary of a change in control of the Corporation, if the individual terminates his or her employment with the Corporation. Any termination of an individual (other than for cause) that occurs not more than 180 days prior to a change in control and following the commencement of any discussions with a third party that ultimately results in a change in control will be deemed to be a termination of an individual after a change in control. If the individual's employment is terminated for cause or as a consequence of death or disability, the Agreement is not triggered. Under the terms of the Agreements, a change in control of the Corporation is deemed to occur: (i) if a third party acquires 15% or more of the Corporation's common stock; (ii) if the individuals who, as of the date of the Agreements, constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof (provided that directors subsequent to the date of the Agreements whose election or nomination was approved by a majority of the incumbent board will be considered as if such members were members of the incumbent board); (iii) upon the consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of the assets of another corporation unless (a) more than 60% of the Corporation's voting stock remains in the hands of the same stockholders, (b) no person owns more than 15% of the common stock of the surviving corporation and (c) at least a majority of the members of the Board following the transaction is the same as the members of the Board who approved the transaction; or (iv) upon the approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

      The Agreements provide that upon such termination the individual will receive: three times the sum of (i) the individual's annual base salary and
(ii) the annual award paid under American's Incentive Compensation Plan, as well as certain other miscellaneous benefits. In addition, upon a change in control, the vesting and exercisability of stock awards will be accelerated (for example, deferred and restricted stock will immediately vest at target award levels and all stock options will become immediately exercisable). Finally, the individual will be reimbursed for excise taxes, if any, paid pursuant to Section 280G of the Code (or its successor provision) and for federal income tax paid on such excise tax reimbursement.

                             AUDIT COMMITTEE REPORT

      The Audit Committee of AMR Corporation is composed of five directors (see page 8) and met seven times during 2000. The Committee operates under a written charter (attached as Exhibit A). Each member of the Committee is independent (as independence is defined under the listing standards of the New York Stock Exchange).

      As detailed in the Committee's Charter, the management of the Corporation is responsible for the Corporation's internal controls and financial operating system. The independent auditors (Ernst & Young LLP, "E&Y") is responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report relating to this audit. The Committee's responsibility is to monitor and oversee these processes.

      Throughout 2000 the Committee met and held discussions with management and E&Y. The Committee reviewed and discussed the Corporation's consolidated financial statements with management and E&Y and discussed with E&Y the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      E&Y has also provided the Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee has discussed with E&Y that firm's independence.

      In reliance on the reviews and discussions referenced above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000. This report was filed with the Securities and Exchange Commission on March 22, 2001. Subject to shareholder approval at the 2001 annual meeting, the Committee has also recommended to the Board the selection of E&Y as the Corporation's independent auditors and the Board has approved that recommendation. (See Proposal 2 on page 27).

      The Committee provides the following information relating to fees paid to E&Y in 2000:

Audit Fees...........................................................   $1,025,000
Financial Information Systems Design and
  Implementation Fees................................................   $        0
All Other Fees.......................................................   $2,834,000
      Audit Related......................................  $1,569,000
      Non-audit Related..................................  $1,265,000

      The Committee has considered the compatibility of Financial Information Systems Design and Implementation Fees (if any) and All Other Fees paid to E&Y in connection with E&Y's independence.

     Audit Committee of AMR:

     Ann McLaughlin Korologos, Chairman

     Armando M. Codina

     Charles H. Pistor, Jr.

     Joe M. Rodgers

     Judith Rodin

                         COMPENSATION COMMITTEE REPORT

(1) OVERALL POLICY

      The objectives of the Corporation's compensation policies are: (i) to attract and retain the best possible executive talent; (ii) to motivate its executives to achieve the Corporation's long term strategic goals; (iii) to link executive and stockholder interests through equity based compensation; and
(iv) to provide a compensation package that appropriately recognizes both individual and corporate contributions. With these objectives in mind, the Corporation has developed an overall compensation strategy that links a very large portion of an executive's compensation to the Corporation's financial success.

      The Compensation/Nominating Committee (the "Compensation Committee" or the "Committee") is composed entirely of disinterested members of the Board of Directors. No member of the Committee is a current or former employee or officer of the Corporation or any of its affiliates. The Committee meets regularly throughout the year to review general compensation issues and determines the compensation of all of the officers of American (eight of whom are also officers of the Corporation)--including all of the named executive officers.

      Once a year, the Compensation Committee conducts a comprehensive review of the Corporation's executive compensation program. This review includes (i) an internal report evaluating executive compensation throughout the Corporation to ensure consistency and program effectiveness and (ii) a comprehensive report from Hewitt Associates LLC (an independent compensation consultant retained separately by the Committee) evaluating the competitiveness of executive compensation at the Corporation relative to other major public corporations employing similar executive talent. The Committee also regularly reviews data on the competitive marketplace, comparing total compensation and each element thereof with compensation opportunities at comparable positions at other companies. The Committee's policy is to establish compensation ranges that are approximately at the median of those found at a comparator group made up of Fortune 500 companies across industries with whom the Corporation competes for executive talent (the "Comparator Group").(1)

      An executive's compensation has the following components: (i) base salary;
(ii) incentive compensation (a performance-based bonus component); (iii) stock options; and (iv) performance shares (a performance-based deferred stock program with a three-year measurement period). The Corporation expects that compensation paid in 2000 to the named executive officers will be fully deductible for U.S. income tax purposes.

(2) DISCUSSION

(A) BASE SALARY

      The Committee annually reviews officers' salaries, including those of the named executive officers, and makes adjustments based on its subjective evaluation of the performance of the Corporation and the individual.

      In 2000, Mr. Carty's base salary was not increased. In lieu of a salary increase, Mr. Carty will receive additional years of service under the American Airlines' SERP (see page 20 for a description). This enhancement to Mr. Carty's pension benefit was based on the Committee's subjective evaluation of
(i) Mr. Carty's service and strategic contributions and (ii) Mr. Carty's compensation relative to the

------------------------------------

(1) This group differs from the comparison group used for the calculation of the Corporate Performance Graph because the Corporation competes with a broader group of companies for executive talent.

compensation of other chief executives at the Comparator Group. For the other named executive officers, the increase in base salary was determined by the Committee based on a subjective determination of each officer's performance.

(B) INCENTIVE COMPENSATION PLAN

      American's incentive compensation plan is reviewed annually by the Committee in conjunction with the incentive compensation plans of the Corporation's other subsidiaries.

      American's 2000 incentive compensation plan (the "2000 Plan") provided that participants would be eligible to receive awards only if the following four performance goals were met: (i) American's return on investment exceeded 6.4%;
(ii) the profit sharing plan for employees represented by the Transport Workers Union made a distribution; (iii) the variable compensation plan for pilots made a distribution; and (iv) American's general profit sharing plan for eligible employees made a distribution. Given that each of these objectives was achieved, the 2000 Plan paid at a maximum level.

      For the 2000 Plan, Mr. Carty received an incentive compensation bonus equal to 175% of his base salary. This was the amount called for under the 2000 Plan. For the other named executive officers, the incentive compensation payments were equal to the amounts called for under the 2000 Plan.

      In 2000, the Committee retained a special compensation consultant, Frederic W. Cook & Co., Inc. ("Frederic Cook"), to assist it in restructuring the American Airlines' Incentive Compensation Plan for 2001 and subsequent years. The 2001 Incentive Compensation Plan (the "2001 Plan") will depend upon American's performance with respect to three criteria: net income; operational performance; and employee survey data. More information regarding the 2001 Plan will be provided in next year's proxy statement.

(C) STOCK BASED COMPENSATION

      Under the LTIP, stock based compensation (which may include stock options, restricted stock, deferred stock and other stock based awards) may be granted to officers and key employees of the Corporation and its affiliates. This equity participation aligns the interests of the officers and the Corporation's stockholders over the long term.

STOCK OPTIONS

      Stock options are issued to key employees and officers of American and the Corporation's other subsidiaries and are options to purchase the common stock of the Corporation. They are exercisable for ten years from the date of grant, have an exercise price equal to the average market price of the Corporation's common stock on the date of grant and vest in 20% increments over five years. This structure provides an incentive to create stockholder value over the long term, since the full benefit of the stock option compensation package cannot be realized unless stock appreciation occurs over a number of years.

      The Committee determines the number of options granted based upon a subjective evaluation of the executive with respect to four factors:
(i) individual performance; (ii) where applicable, the executive's ability to perform multiple functions; (iii) the executive's retention value to the Corporation; and (iv) the executive's compensation relative to the compensation of similarly situated executives at the Comparator Group. The number of stock options awarded, if any, depends upon the executive's evaluation with respect to these factors.(2) The Committee generally does not take into account the number of stock options awarded in previous years.

      In 2000, the Committee granted Mr. Carty options to purchase 375,000 shares of the Corporation's common stock at an exercise price of $33.375, which represents the average market price (NYSE) of the Corporation's common stock on the date of grant. The number of stock options was determined based on the factors set forth in the immediately preceding paragraph and the Committee's subjective evaluation of Mr. Carty's service and strategic contributions. For the other named executive officers, the number of stock options granted in July 2000 was based upon the factors outlined in the immediately preceding paragraph. The January 2000 stock option grants reflected the promotions of Mr. Baker to Vice Chairman of the Corporation and each of Messrs. Arpey, Garton and Gunn to the position of Executive Vice President of the Corporation and recognized the additional duties assumed by these gentlemen in their new positions.

PERFORMANCE SHARES

      Performance shares are shares of deferred stock which are granted to officers and key employees of American and the Corporation's other subsidiaries and are issued pursuant to the LTIP. Distribution of these shares is contingent upon the Corporation's attainment of predetermined cash flow objectives over a three-year "performance period." The cash flow objective is based on the Corporation's cumulative operating cash flow return on adjusted gross assets ("CFROGA") over the performance period. The percentage of the shares which will be distributed ranges from 0% to 175% based upon varying levels of CFROGA over the three-year period, as well as the Corporation's standing (on the same basis) relative to four major competitors (United Airlines, Inc., Delta Air
Lines, Inc., Southwest Airlines, Inc. and US Airways, Inc.).(3) If each competitor outperforms the Corporation with respect to this measurement, or if the Corporation fails to achieve a certain level of cumulative operating cash flow relative to adjusted assets, no performance shares will be earned. The Committee determines the number of performance shares it will award to an executive based upon the Committee's subjective evaluation of the executive with respect to four factors: (i) individual performance; (ii) where applicable, the executive's ability to perform multiple functions; (iii) the executive's retention value to the Corporation; and (iv) the executive's compensation relative to the compensation of similarly situated executives at the Comparator Group.

      In 2000, Mr. Carty was granted 37,000 performance shares based on the factors set forth in the immediately preceding paragraph and the Committee's subjective evaluation of Mr. Carty's service and strategic contributions; for the other named executive officers, the number of performance shares granted in 2000 was based upon the factors outlined in the immediately preceding paragraph.

      In 2001, the Committee retained Frederick Cook to review the performance measurement used in the Performance Share Program. Based upon that review, the Committee decided that for 2001 and subsequent years the distribution of performance shares would be based upon total shareholder return rather than CFROGA. More information regarding these changes to the Performance Share Program will be provided in next year's proxy statement.

     Compensation/Nominating Committee of AMR:

     Edward A. Brennan, Chairman
     Armando M. Codina
     Michael A. Miles
     Joe M. Rodgers
     Judith Rodin

----------------------------

(2) See the Summary Compensation Table on page 14 for information regarding the number of stock options awarded to the named executive officers in 2000.

(3) See the Long Term Incentive Plan Award Table on page 19 for the number of performance shares granted to the named executive officers in 2000.

                       PROPOSAL 2--SELECTION OF AUDITORS

      Based upon the recommendation of the Corporation's Audit Committee, the Board of Directors has selected Ernst & Young LLP to serve as the Corporation's independent auditors for the year ending December 31, 2001. The stockholders will be requested to ratify the Board's selection. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement, if they so desire, and will be available to answer appropriate questions.

VOTE REQUIRED FOR APPROVAL

      The affirmative vote of a majority of the shares represented and entitled to vote is required to approve the Board's selection of independent auditors. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

                        PROPOSAL 3--STOCKHOLDER PROPOSAL
                  RELATING TO THE LOCATION OF ANNUAL MEETINGS

      Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, who owns 100 shares of stock, has given notice that she will propose the following resolution from the floor. The proposed resolution and statement in support thereof are set forth below. A majority of votes cast is necessary for approval of the proposal.

      RESOLVED: "That the stockholders of AMR recommend that the Board of Directors take the necessary steps to rotate the annual meeting to cities where American has major hubs or spokes, or where there are many stockholders. Cities could include Chicago, Los Angeles, Washington D.C. and Miami for instance.

      SUPPORTING STATEMENT:

      REASONS: For many years AMR has been meeting almost exclusively in the Dallas-Fort Worth area where mostly employee stockholders attended the meeting. At one time AMR used to rotate, but in the last few years this has not happened. We suggest that AMR meet every fourth year in Dallas-Fort Worth and the other three years in other cities.

      Stockholders in other parts of the country also would like to meet management and directors.

      The many problems the Company faces make maximum attendance by outside independent non-employee shareholders desirable. Delta and US Airways as well as many, many other corporations have been rotating their annual meetings in the last few years, so should AMR.

      Last year the owners of 4,818,151 shares, representing approximately 4% of shares voting, VOTED FOR this proposal.

      If you AGREE, please mark your proxy FOR this proposal."

THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL.

      Prior to 1980, the Corporation's predecessor American Airlines, Inc. followed a policy of rotating the location of the annual meeting. At that time, the Corporation's headquarters were located in New York, and holding annual meetings in New York would have inconvenienced stockholders located in other parts of the country.

      Since 1980, the Corporation has held most of its annual meetings in the Dallas/Fort Worth area near its headquarters. Since the Dallas/Fort Worth area is readily accessible from all parts of the country and is the Corporation's largest hub, it is a convenient location for many stockholders. In addition, by holding the annual meeting close to its headquarters' offices, the Corporation has been able to eliminate substantial travel time of its senior management and minimize expenses for hotel rooms and meals.

      In 1987 and 1995, the Board decided to hold the annual meeting at sites in other areas of the country. In the future the Board may decide to hold the annual meeting in a new location, or may decide to remain near headquarters. The Board prefers to have the flexibility to make such decisions and opposes the imposition of a mandatory rotation program.

      FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                        PROPOSAL 4--STOCKHOLDER PROPOSAL
                       RELATING TO THE BOARD OF DIRECTORS

      Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California, who owns 100 shares of stock, has given notice that he will propose the following resolution from the floor. The proposed resolution and statement in support thereof are set forth below. A majority of votes cast is necessary for approval of the proposal.

                         Increase Director Independence

      AMR Corporation shareholders recommend the board increase director independence by adopting the Council of Institutional Investors standard of independence in the company By-Laws--to define which AMR directors are independent. This is to apply to all company governance documents and practices.

      The Council of Institutional Investors states: "A director is deemed independent if his only non-trivial professional, familial or financial connection to the corporation or its CEO is his or her directorship."

          Why is it particularly important to make this an AMR By-Law?

      We believe increasing the standard of director independence is particularly important for AMR due to evidence of lack of independence by AMR directors in recent practice:

Mr. Boren   Collects weather information fees from AMR.
Mr. Graves  Collects AMR funds for his magazine.

      We believe these directors are thus in a potentially compromising position to lose their lucrative funding from AMR--if they express sound and independent business judgment unpopular with AMR management.

      To enhance director oversight of management: Increase Director
Independence.

THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL.

      Currently the AMR Board is composed of ten directors. One of those directors, Mr. Carty, is also an employee of the Corporation. Of the remaining nine directors, AMR already has in place adequate requirements to ensure the independence of the Board and the key Committees of the Board.

      With respect to the Board, the financial relationships between the identified directors and the Corporation are DE MINIMIS. There is no evidence that those relationships have compromised the independence of a director. The number of directors who have no ties with the Corporation (financial or otherwise) is clearly larger than those who have DE MINIMIS financial relationships. Also, as a matter of Board practice, directors who may have an interest in a matter being considered by the Board routinely recuse themselves. As to the key Committees of the Board (the Audit and Compensation/Nominating Committees), the Corporation's By-Laws currently require that the members of those Committees be independent. Further, the members of those Committees must meet independence standards as adopted from time to time by the Securities and Exchange Commission and/or the New York Stock Exchange.

      The Board, therefore, believes that this proposal has been substantially implemented in light of the Corporation's existing By-Laws and its practices. Further, in considering future Board candidates the Corporation needs to consider as many qualified individuals as possible. To arbitrarily exclude from consideration any candidate who may have a financial relationship with the Corporation would not be in the best long term interests of the Corporation or its shareholders.

      FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                                 OTHER MATTERS

      If any other matters properly come before the meeting, it is intended that the persons voting the proxies will vote in accordance with their best judgment.

                             ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS/NOMINATIONS

      From time to time, stockholders submit proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. Proposals for inclusion in the 2002 proxy statement must be received by the Corporation no later than December 1, 2001. Any such proposal, as well as any related questions, should be directed to the Corporate Secretary of the Corporation.

      The Corporation's By-Laws provide that any stockholder wishing to bring any other item (other than proposals intended to be included in the proxy materials and nominations for directors) before an annual meeting must notify the Corporate Secretary of such fact not less than 60 nor more than 90 days before the date of the meeting. For the Corporation's year 2002 annual meeting such notice must be received between February 15 and March 15, 2002. Such notice shall be in writing and shall set forth the item proposed to be brought before the meeting, shall identify the stockholder and shall disclose the stockholder's interest in the proposed item.

      Under the Corporation's By-Laws, nominations for director, other than those made by or at the direction of the Board of Directors, must be made by timely written notice to the Corporate Secretary of the Corporation setting forth as to each nominee the information required to be included in a proxy statement under the proxy rules of the Securities and Exchange Commission and including evidence of such nominee's consent to serve. Such notice must be received not less than 120 calendar days before the date of the Corporation's proxy statement released to stockholders in connection with the previous year's annual meeting. For the Corporation's year 2002 annual meeting, the Corporation must receive such notice prior to December 26, 2001.

                                          By Order of the Board of Directors,

                                          /s/ Charles D. MarLett

                                          Charles D. MarLett
                                          CORPORATE SECRETARY

April 23, 2001

                                                                       EXHIBIT A

               CHARTER OF THE AUDIT COMMITTEE OF AMR CORPORATION

      ROLE. The primary purpose of the Audit Committee ("Committee") is to assist the Board of Directors ("Board") of AMR Corporation ("Corporation") in fulfilling its responsibilities in overseeing management's conduct of the Corporation's financial reporting process, its systems of internal accounting and financial controls and its internal audit function. In performing its duties the Committee will: (i) review financial information provided by the Corporation to third parties (e.g., the Securities and Exchange Commission, the New York Stock Exchange, and the general public); (ii) review the independence of the independent auditors; and (iii) review the Corporation's Business Ethics Program. Although the Committee has the responsibilities set forth in this Charter, management is responsible for preparing the Corporation's financial statements, and the independent auditors is responsible for auditing those statements. It is not the duty of the Committee to plan or conduct the audit or to determine that the Corporation's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. Nothing in this Charter changes, or is intended to change, the responsibilities of management or the independent auditors. Moreover, nothing in this Charter is intended to increase the liability of the members of the Committee beyond that which existed before this Charter was approved by the Board.

      RESOURCES. The Committee will have the authority to retain special legal, accounting or other experts for advice and consultation. The Committee may request any officer or employee of the Corporation, the Corporation's outside legal counsel, or the independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee will have full access to the books, records and facilities of the Corporation.

      MEMBERSHIP. The Committee will be composed of no fewer than three members of the Board. At all times the membership of the Committee will meet the requirements of the Audit Committee Policy of the New York Stock Exchange.

      RESPONSIBILITIES. The following functions will be the common recurring activities of the Committee. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

o Review and recommend annually to the Board of Directors the selection, retention or termination of the independent auditors, it being understood that the independent auditors is ultimately accountable to the Committee and the Board.

o Review annually with the independent auditors and the financial management staff of the Corporation the scope and general extent of the proposed audit.

o Review and approve the proposed engagement letter for the annual audit with the independent auditors including the proposed scope and fees for the audit.

o Review the results of the audit for each fiscal year of the Corporation with the independent auditors, the Chief Executive Officer, the Chief Financial Officer and other representatives of the Corporation. This review should cover and include, among other things, the audit report, the published financial statements, the "Management Letter Recommendations" prepared by the independent auditors, other pertinent reports and the matters to be discussed by SAS No. 61.

o Review with the independent auditors the Corporation's interim financial results to be included with the Corporation's quarterly reports on Form 10-Q including the matters to be discussed by SAS No. 61.

o Review with management and the independent auditors any changes in accounting principles in the financial statements proposed by management and approved by the independent auditors.

o Review with the independent auditors any new or proposed auditing, accounting and reporting standards, and management's plan to implement the required changes.

o Review annually the independence of the auditors, including an analysis of all substantial professional non-audit services provided by the independent auditors and the effect, if any, on the independence of the auditors.

o Review the internal audit function of the Corporation including the proposed programs for the coming year and the coordination of such programs with the independent auditors, with particular attention to maintaining an effective balance between independent and internal auditing resources.

o  Review the progress of the internal audit program and key findings.

o Periodically review the Corporation's policies with respect to conflicts of interest and ethical conduct and recommend to the Board of Directors any changes in these policies which the Committee deems appropriate.

o  Review annually this Charter and recommend any proposed changes to the Board.

o Review annually with the Corporation's Chief Compliance Officer the Corporation's Business Ethics Program.

o Review the Audit Committee report to be included in the Corporation's proxy statement.

o Develop procedures designed to ensure that (i) each member of the Committee is "financially literate" as such term is defined by the Board in its business judgment and (ii) at least one member of the Committee has "financial management expertise" as such term is defined by the Board in its business judgment.

                      DIRECTIONS TO THE AMERICAN AIRLINES
                          TRAINING & CONFERENCE CENTER

                                     [MAP]

                                     [LOGO]

                                  AMR CORPORATION
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMR CORPORATION

P The undersigned hereby appoints Edward A. Brennan, Donald J. Carty, and Joe M. Rodgers, or any of them, proxies, each with full power of
R substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of AMR Corporation on May 16, 2001, and any adjournments
O thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the
X    proxies are instructed to vote as indicated herein.

Y  Election of Directors, Nominees:

   01 David L. Boren, 02 Edward A. Brennan, 03 Donald J. Carty, 04 Armando M. Codina, 05 Earl G. Graves, 06 Ann McLaughlin Korologos, 07 Michael A. Miles, 08 Philip J. Purcell, 09 Joe M. Rodgers, 10 Judith Rodin.

   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD, VOTE YOUR SHARES USING THE INTERNET OR VOTE BY TELEPHONE.

                                                          --------------------
                                                            SEE REVERSE SIDE
                                                          --------------------

- - - - - - - - - - - - - - - - - FOLD AND DETACH HERE- - - - - - - - - - - - -

[LOGO]                    A D M I T T A N C E   T I C K E T

                                    AMR CORPORATION

     The 2001 Annual Meeting of Stockholders will be held at 10:00 A.M., CDT, on Wednesday, May 16, 2001, at the American Airlines Training & Conference Center, Flagship Auditorium 4501 Highway 360 South, Fort Worth, Texas

               TO ATTEND THIS MEETING YOU MUST PRESENT THIS TICKET OR
                              OTHER PROOF OF SHARE OWNERSHIP

                            Registration begins at 9:00 A.M.

NOTE: Cameras, tape recorders or other similar recording devices will not be allowed in the meeting room.




                                      [MAP]

-------
   X     PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
-------

     This proxy, when properly signed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all of the Board of Directors' nominees; FOR proposal 2; and AGAINST proposals 3 and 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2; AGAINST PROPOSALS 3 AND 4.

                                 FOR   WITHHELD                                          FOR    AGAINST   ABSTAIN

     1.  Election of Directors   / /     / /      2.  Ratification of the selection      / /      / /       / /
         (see reverse).                               of Ernst & Young LLP as
                                                      independent auditors for
                                                      the year 2001.
     For, except vote withheld from the
     following nominee(s):                        3.  Stockholder Proposal               / /      / /       / /
                                                      Relating to the Location
---------------------------------------               of Annual Meetings.

                                                  4.  Stockholder Proposal               / /      / /       / /
                                                      Relating to the Board
                                                      of Directors.

                                                  If you plan to attend the Annual Meeting,
                                                  please mark this box:                                     / /


SIGNATURE(S)_________________________________________ DATE___________________________________

NOTE:  Please sign exactly as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- - - - - - - - - - - - - - - - - - - - - - - - - FOLD AND DETACH HERE- - - - - - - - - - - - - - - - - - - - - - -


                            ------------------------

NAME & ADDRESS                   [Control Number]          ----SHIFTS TO RIGHT
PRINT HERE
                            ------------------------


AMR Corporation encourages you to take advantage of new and convenient ways by which you can vote your shares on matters to be covered at the 2001 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

TO VOTE USING INTERNET:

     -   Have your proxy card in hand when you access the Web site.
     -   Log on to the Internet and go to the Web site
         HTTP://WWW.EPROXYVOTE.COM/AMR, 24 hours a day, 7 days a week.
     - You will be prompted to enter your control number printed in the box above.
     -   Follow the instructions provided.

TO VOTE BY TELEPHONE:

     -   Have your proxy card in hand when you call.
     - On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683), 24 hours a day, 7 days a week.
     - You will be prompted to enter your control number printed in the box above.
     -   Follow the recorded instructions.

TO VOTE BY MAIL:

     -   Mark, sign and date your proxy card.
     -   Return your proxy card in the postage-paid envelope provided.

Your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned the proxy card.

IF YOU CHOOSE TO VOTE YOUR SHARES ELECTRONICALLY, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.

                  YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING.